PROXY STATEMENT

CAGLE'S, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD
JULY 10, 1998

TO THE HOLDERS OF CLASS A COMMON STOCK:

Notice is hereby given that the Annual Meeting of Shareholders of Cagle's, Inc. (the "Company"), will be held at the Company's offices located at 2000 Hills Avenue, Atlanta, Georgia on the 10th day of July, 1998, at 11:00 A.M. Eastern Daylight Time, for the following purposes:

(1) To fix the number of members of the Board of Directors at nine, and to elect the members thereof; and

(2) To transact any other business that may properly come before the meeting or any adjournments thereof; all as set forth in the Proxy Statement accompanying this notice.

Only holders of record of Class A Common Stock on May 23, 1998, will be entitled to vote at the meeting. The transfer books will not be closed.

                By order of the Board of Directors.

                GEORGE L. PITTS, Secretary

Atlanta, Georgia
June 8, 1998


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

CAGLE'S, INC.
2000 HILLS AVENUE, N.W.    ATLANTA, GEORGIA 30318

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 10, 1998

The enclosed proxy is solicited by the Board of Directors of Cagle's, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on July 10, 1998, and at any adjournment thereof, and is revocable by written notice to the Secretary of the Company at any time before its exercise. Unless revoked, proxies in the form enclosed, properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted at the meeting as specified by the shareholder in the proxy or, except with respect to broker non-votes, if no specification is made in the proxy, the persons designated as proxies shall vote FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders, and according to their discretion upon all other matters which may properly come before the meeting. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Abstentions will not be counted either as a vote FOR or a vote AGAINST a proposal and will have no effect on the outcome of the vote.

An annual report to the shareholders, including financial statements for the year ended March 28, 1998, is enclosed herewith. The approximate date of mailing this proxy statement and the form of proxy is June 8, 1998.

On May 23, 1998, the Company had outstanding and entitled to vote at the Annual Meeting 4,989,681 shares of Class A Common Stock. With regard to any matter to be considered, each share of Class A Common Stock is entitled to one vote. If a quorum is present, directors will be elected by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. A quorum consists of shareholders holding a majority of the stock issued and outstanding and entitled to vote. Only shareholders of record on May 23, 1998, are entitled to vote at the meeting.

The enclosed proxy will be voted to fix the number of members of the Board of Directors at nine and elect the nine nominees named in the proxy. Each director shall hold office for a term of one year and thereafter until his or her successor shall have been duly elected and qualified. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select. All nine of the nominees are presently directors, whose one year terms of office will expire at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are presently directors of the Company and have been nominated to stand for re-election:

J. Douglas Cagle, 67, has been a director of the Company since 1953, and has been Chief Executive Officer of the Company since 1970 and Chairman of the Board of the Company since July, 1993. Mr. Cagle served as President of the Company from 1970 to July, 1993. He is expected to be reelected to the offices of Chief Executive Officer and Chairman of the Board when his one year term expires at the next annual meeting of the Board, which is scheduled for July 10, 1998, immediately following the Annual Meeting of Shareholders. Under rules promulgated by the Securities and Exchange Commission, Mr. Cagle is a "control person" of the Company due to his stock holdings and those of his relatives. Mr. Cagle is the father of George Douglas Cagle and James David Cagle, who are also directors of the Company.
 .                            1

George Douglas Cagle, 45, has been a director of the Company since July, 1976. Mr. Cagle has been employed in the corporate sales department of the Company since the end of 1977, and he has been Vice President - New Product Development since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of
J. Douglas Cagle and the brother of James David Cagle, who are also directors of the Company.

Kenneth R. Barkley, 57, has been employed by the Company since April, 1974, has been a director of the Company since July, 1977, and has been Treasurer and Chief Financial Officer of the Company since July, 1977 and Senior Vice President-Finance of the Company since July, 1993. Mr. Barkley served as Secretary of the Company from July, 1977 to July, 1993. He is expected to be reelected to the offices of Treasurer, Chief Financial Officer and Senior Vice President-Finance at the next annual meeting of the Board.

James David Cagle, 44, has been a director since July, 1987. He has been employed in the corporate sales department of the Company since 1982, and he has been Vice President-New Product Sales since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of George Douglas Cagle, who are also directors of the Company.

Jerry Don Gattis, 49, has been a director since July, 1989, and has been President and Chief Operating Officer of the Company since July, 1993, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Gattis joined the Company in April, 1987 as Vice President-Sales and Marketing, which office he held until February, 1989. He served as Senior Vice President of the Company from February, 1989 to July, 1993. Before becoming employed by the Company, Mr. Gattis was Director of Sales and Distribution for Pilgrim's Pride and had held this position since 1981. Mr. Gattis previously had been associated with Mountaire Corporation, which Pilgrim's Pride acquired in 1981. While with Mountaire, Mr. Gattis served as Sales Manager and later as General Manager of Processing and Sales.

Mark M. Ham IV, 43, has been a director since July, 1993. Mr. Ham has been Assistant Secretary of the Company since July, 1987 and Vice President-Information Systems since July, 1993, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Ham has been associated with the Company since 1977, during which time he has been responsible for the Company's cost accounting and special accounting projects and matters involving data processing and telecommunication.

John J. Bruno, Jr., 54, has been a director since July, 1993. Mr. Bruno joined the Company in October, 1988 as Director of Sales and Marketing and has been Senior Vice President-Sales and Marketing of the Company since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Bruno served as Vice President-Sales and Marketing from February, 1989 to July, 1993. Before becoming employed by the Company, Mr. Bruno was Director of Sales and Marketing for Marshall Durbin Company and had held that position since 1980.

Candace Chapman, 41, has been a director since July, 1993. Ms. Chapman is a principal in C2 & Associates, Ltd., an investment management marketing company. Prior to forming C2 & Associates, Ltd., Ms. Chapman was a Consultant/Director of Marketing at Wyatt Investment Consulting, Inc. Ms. Chapman previously was a Vice President at Atlanta Capital Management Company from 1991 to October, 1994, and worked in the trust investment division of SouthTrust Bank, from 1987 to 1991, where she developed business opportunities for the bank. Ms. Chapman is a Certified Public Accountant and also holds Series 7 and Series
63 investment licenses.

G. Bland Byrne III, 46, has been a director since July, 1995. Mr. Byrne is a principal in the law firm of Byrne, Eldridge, Moore & Davis, P.C. Mr. Byrne previously was a partner in the law firm of Swift, Currie, McGhee & Hiers, from January, 1984 to April, 1994.
 .                            2

The foregoing list of nominees includes several persons who also may be considered executive officers of the Company: namely, J. Douglas Cagle, George Douglas Cagle, Kenneth R. Barkley, James David Cagle, Jerry Don Gattis, Mark M. Ham IV, and John J. Bruno, Jr. In addition, the following individuals are expected to be reelected as executive officers immediately following the Annual Meeting.

George L. Pitts III, 49, has been Secretary of the Company since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Pitts has been employed in the corporate accounting department of the Company since 1974, holding the position of Corporate Accounting Manager.

Johnny M. Burkett, 56, has been Senior Vice President of the Company since December, 1996, an office to which he is expected to be reelected at the next annual meeting of the Board. Before joining the Company, Mr. Burkett was employed by Fieldale Farms, a poultry processing company. Since 1991, Mr. Burkett worked in both processing and live operations at Fieldale Farms, holding the positions of Director of Processing and Director of Live Operations.

OWNERSHIP OF VOTING SHARES BY OFFICERS, DIRECTORS AND OTHERS

The following table sets forth the stock ownership in the Company, as of May 1, 1998, of each director and nominee for director and of each executive officer named in the Summary Compensation Table on page 6 hereof.

 .                              Amount and Nature of       Percent of
 .                             Beneficial Ownership of       Class A
 .   Name                        Class A Common Stock      Common Stock

J. Douglas Cagle..............     2,107,855  (a)            42.2%
George Douglas Cagle..........       446,516  (b)             8.9%
Kenneth R. Barkley............         6,500  (c)              *
James David Cagle.............       452,847  (d)             9.1%
Jerry Don Gattis..............        22,992  (e)              *
Mark M. Ham IV................         6,350  (f)              *
John J. Bruno, Jr. ...........         7,250  (g)              *
Candace Chapman...............           689                   *
G. Bland Byrne III............         2,000                   *
Johnny M. Burkett ............         9,584                   *
 All Directors and
Executive Officers
as a group (10) persons.......     3,062,583  (h)            61.0%

--------------

*Less than 1% of issued and outstanding shares of Class A Common Stock of the Company.
(a) This amount includes 955,875 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.
(b) This amount includes 110,300 shares held as custodian for Mr. Cagle's children.
(c) This amount includes 6,250 shares which may be acquired upon the exercise of options which are presently exercisable.
(d) This amount includes 116,633 shares held as custodian for Mr. Cagle's children.
(e) This amount includes 12,500 shares which may be acquired upon the exercise of options which are presently exercisable.
(f) This amount includes 6,250 shares which may be acquired upon the exercise of options which are presently exercisable.
(g) This amount includes 6,250 shares which may be acquired upon the exercise of options which are presently exercisable.
(h) This amount includes 31,250 shares which may be acquired upon the exercise of options which are presently exercisable.
 .                            3

The following table sets forth each person known to management to be the beneficial owner of more than five percent of the voting securities of the Company as of May 1, 1998:

 .                                             Amount and Nature
Title of        Name and Address of             of Beneficial      Percent of
Class           Beneficial Owner                Ownership (a)        Class
------------    --------------------------    -----------------   ------------
Class A          J. Douglas Cagle ..............  2,107,855 (b)          42.2%
Common Stock     2000 Hills Avenue, N.W.
                 Atlanta, Georgia 30318

Class A          George Douglas Cagle ..........    446,516  (c)          8.9%
Common Stock     2000 Hills Avenue, N.W.
                 Atlanta, Georgia 30318

Class A          James David Cagle..............    452,847 (d)           9.1%
Common Stock     2000 Hills Avenue, N.W.
                 Atlanta, Georgia 30318

Class A          Dimensional Fund Advisors, Inc.    300,750 (e)           6.0%
Common Stock     1299 Ocean Avenue
                 11th Floor
                 Santa Monica, California 90401
----------------
(a) Of the shares shown in this column, management knows of no shares with respect to which such listed beneficial owners have the right to acquire beneficial ownership as specified in regulations of the Securities and Exchange Commission.
(b) This amount includes 955,875 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.
(c) This amount includes 110,300 shares held as custodian for Mr. Cagle's children.
(d) This amount includes 116,633 shares held as custodian for Mr. Cagle's children.
(e)   Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 300,750 shares as of December 31, 1997, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
 .                            4

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Securities and Exchange Commission "SEC" regulations, the Company's directors, certain officers, and greater than ten percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange and to furnish the Company with copies of all such reports they file. Based solely on its review of such reports from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and ten percent shareholders were satisfied during the Company's last fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
AND COMPENSATION OF DIRECTORS

The Board of Directors established an Audit Committee in February, 1981.
This committee reviews the work of the Company's independent public accountants, management, and internal accounting staff to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. The committee is presently composed of George
Douglas Cagle, G. Bland Byrne III, and Candace Chapman. The Company does not have nominating or compensation committees of the Board of Directors. During the last fiscal year, there were five meetings of the Board of Directors, and the Audit Committee met one time. Each of the incumbent directors during the last fiscal year attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of the Audit Committee held during any period during which he or she was a director or member of the Audit Committee, respectively.

During the Company's last fiscal year, each director who was not an officer or full time employee of the Company received an annual director's fee in the amount of $15,000.  Directors who were officers or full time employees of the Company received an annual director's fee of $10,000, which fee is included in the annual compensation column of the summary compensation table shown on the following page for the executive officers named therein who also were directors.
 .                            5

EXECUTIVE COMPENSATION
The following tables and narrative text discuss the compensation paid in the Company's fiscal year ended March 28, 1998, and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

Summary Compensation Table

 .                                                    Long Term
 .                                                   Compensation
 .                                                   ------------
 .                                 Annual            Securities
Name and Principal        ------------------------  Underlying    All Other
Position                  Year(1 Salary   Bonus (2     Options  Compensation(3
-------------------------  ----  -------- --------  ----------  --------------
J. Douglas Cagle           1998  $304,203      -0-         -0-        $30,0464
Chairman of the Board &    1997   286,313      -0-         -0-         24,8174
Chief Executive Officer    1996   277,198 $135,960         -0-         26,0184

Jerry Don Gattis           1998   283,395      -0-         -0-          13,694
President &                1997   271,030      -0-         -0-           7,172
Chief Operating Officer    1996   266,880  128,440         -0-           8,451

John J. Bruno              1998   186,073      -0-         -0-           6,924
Senior Vice President-     1997   177,665      -0-         -0-           5,782
Sales and Marketing        1996   166,058   82,500         -0-           3,046

Johnny M. Burkett (5       1998   181,525      -0-         -0-           5,174
Senior Vice President      1997    63,942      -0-         -0-              47

Kenneth R. Barkley         1998   135,941      -0-         -0-           4,965
Senior Vice President-     1997   128,943      -0-         -0-           5,820
Finance, Treasurer &       1996   124,368   58,526         -0-           5,701
Chief Financial Officer
------------------------------------------------------------------------------
1     The year designated in this column refers to the Company's fiscal year which ended in such year, which for 1998 was March 28, 1998.
2 The amounts in this column represent the bonuses paid to the named individuals pursuant to the Company's Executive Bonus Plan.
3 This column includes contributions or payments to, or for the account of, the named individuals pursuant to the Company's Cash or Deferred Profit-Sharing Plan (the "401(k) Plan"), the Company's Nonqualified Savings Plan and the Company's medical reimbursement plan. The medical reimbursement plan covers directors who are also employees and officers. Medical expenses of the covered individuals and their dependents which are not otherwise covered by insurance are paid under this plan upon the filing of a proof of claim by the covered individual with the Company's insurance carrier.
4 These amounts include $20,400 for 1996, $15,029 for 1997 and $21,108 for 1998 representing the portion of the premiums paid with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below, which portion is considered income for purposes of taxation.
5 Mr. Burkett commenced employment in November, 1996, and therefore, the compensation shown for him for fiscal 1997 is for the period from his employment commencement date to March 31, 1997.
 .                            6

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
    Values

                                              Number of       Value of
                                              Securities      Unexercised
                                              Underlying      In-the-Money
                                              Unexercised     Options at
                                              Options at      Year End
                   Shares Acquired            Year End (#)       ($)
                     on Exercise     Value    Exercisable/    Exercisable/
Name                    (#)         Realized  Unexercisable   Unexercisable
------------------ --------------- ---------- -------------  ----------------
J. Douglas Cagle         _             _            _              _
Jerry D. Gattis          _             _          12,500/0       $16,563/$0
Johnny M. Burkett        _             _            _              _
John J. Bruno            _             _           6,250/0        $8,282/$0
Kenneth R. Barkley       _             _           6,250/0        $8,282/$0

Compensation Committee Interlocks and Insider Participation

The Board of Directors of the Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly-owned subsidiary. The following members of the Board of Directors were also executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Don Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Two irrevocable trusts hold two cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all of the payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. The premiums paid by the Company on these policies during the last fiscal year totaled $350,311.
 .                             7

Board Report on Executive Compensation

The components of the annual compensation paid to the Chief Executive Officer and the other executive officers of the Company are (i) base salary; (ii) a bonus calculated pursuant to the provisions of the Company's Executive Bonus Plan; (iii) allocation of contributions made by the Company to the respective accounts of such executive officers under the Company's 401(k) Plan; (iv) allocation of contributions made by the Company to the respective accounts of such executive officers under the Company's Nonqualified Savings Plan;
and (v) payments made pursuant to the Company's medical reimbursement plan. All executive officers other than the Chief Executive Officer are also eligible to participate in the Company's 1993 Stock Option Plan.

The base salaries of the Chief Executive Officer and of the other executive officers are not directly related to factors such as the Company's profitability, sales growth, return on equity or market share, except to the extent that such factors impact the Company's overall ability to satisfy its compensation obligations to all employees. The base salaries for the Chief Executive Officer and other executive officers of the Company are determined primarily by a comparison of similarly situated officers of other companies in the poultry industry. Years of service, responsibilities, company growth, future plans and the Company's current ability to pay are also taken into account in determining such base salaries.

The Chief Executive Officer and certain other executive officers are participants in the Company's Executive Bonus Plan. The amount of the bonuses payable are based upon the Company's after tax return on shareholder equity. Such return is calculated before the accrual of any bonus payable pursuant to the plan. Pursuant to the plan, each participant receives a bonus in an amount equal to: fifty percent (50%) of such participant's base salary for a return on shareholder equity of twenty percent (20%) or more, thirty percent (30%) of base salary for a return of 15% to 19.99%, twenty percent (20%) of base salary for a return of 10% to 14.99%, with no bonus payable if the return is less than ten percent (10%).

The stock options granted under the 1993 Stock Option Plan, which plan was approved by the shareholders in July, 1993, provide an incentive for executive officers to manage the Company with a view toward maximization of long-term shareholder value. Stock options to purchase Class A Common Stock may be granted by the Plan Administrator to executive officers at an option price of 100% of the market value on the date of the grant, with a maximum term of 10 years. The Plan Administrator has sole discretion in determining the amount of shares covered by each option and the vesting thereof.


This report was prepared by the entire Board of Directors of the Company.
 .                            8

Performance Graph

The following graph presents a comparison of five year cumulative total shareholder returns among Cagle's, Inc., the S&P 500 Index and a Peer Group Index. This information provides the annual return from the beginning of the previous fiscal year assuming dividends are reinvested monthly. The graph assumes an initial investment of $100 in March 1993. The Peer Group Index consists of the following companies: Pilgrim's Pride Corporation, Sanderson Farms, Inc., Tyson Foods, Inc., and WLR Foods, Inc.


March 31, 1993 = $100.00

                           Base
                           Year    March   March   March   March   March
Company/Index              1993     1994    1995    1996    1997    1998
                           ----    -----   -----   -----   -----   -----
CAGLE'S, INC.               100      96      157     130      99      96
S&P 500 INDEX               100     101      117     155     186     275
PEER GROUP INDEX
  AVERAGE                   100      90      102      96     117     118

 .                             9

MATERIAL INTERESTS AND MATERIAL TRANSACTIONS

Certain directors or nominees for director are affiliated with entities that have transacted a material amount of business with the Company during the Company's last fiscal year or that propose to do so during the Company's current fiscal year. These business relationships are as follows:

The firm of Byrne, Eldridge, Moore & Davis, P.C. in which Mr. G. Bland Byrne III, a director of the Company, is a principal, received $433,064.00 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries.

The Board of Directors of the Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly-owned subsidiary. The following members of the Board of Directors were also executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Don Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Two irrevocable trusts hold two cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all of the payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. The premiums paid by the Company on these policies during the last fiscal year totaled $350,311.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Arthur Andersen LLP to serve as independent accountants of the Company for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since 1984.

Representatives from Arthur Andersen LLP are expected to be present at the Shareholders' meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS FOR 1999 ANNUAL MEETING

The deadline for receipt of shareholder proposals for inclusion in the Company's proxy statement and form of proxy for presentation at the 1999 annual meeting of shareholders is February 9, 1999.

OTHER MATTERS

Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.
 .                            10

Whether or not you expect to be present at the meeting in person, please sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS HEREBY SOLICITED, ON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS SHOULD BE ADDRESSED TO MR. GEORGE PITTS, SECRETARY, CAGLE'S, INC., POST OFFICE BOX 4664, ATLANTA, GEORGIA 30302. IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON MAY 23, 1998, THE REQUEST MUST INCLUDE A REPRESENTATION THAT HE WAS A BENEFICIAL OWNER OF THE COMMON STOCK ON THAT DATE.

By order of the Board of Directors.

George L. Pitts, Secretary

Atlanta, Georgia
June 8, 1998